Exhibit 1

Unaudited Historical Financial Statements of FutureWorld Energy, Inc. for the years ended March 31, 2010 and 2009

CONTENTS

Management report on Unaudited Financial Statements	1

Balance Sheets as of March 31, 2010 and 2009	2

Statements of Operations for the Years
Ended March 31, 2010 and 2009	3

Statements of Cash Flows for the Years
Ended March 31, 2010 and 2009	4

Statement of Stockholders’ Equity for the Period July 23, 2002
(date of inception) through March 31, 2010	5

Notes to Financial Statements	6

i

UNAUDITED HISTORICAL FINANCIAL STATEMENTS

The accompanying financial statements of FutureWorld Energy, Inc. for the years ended March 31, 2010 and 2009 are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The financial statements have not been audited. The Company's executive officers certify that the statements and the notes thereto, present fairly, in all material respects, the material position of the issuer and the results of its operations and cash flows for the periods presented, in conformity with accounting principles generally accepted in the United States, consistently applied.

FutureWorld Energy, Inc.

___/s/ Sam Talari_______________
Saed (Sam) Talari
Acting Chief Executive Officer

FUTUREWORLD ENERGY, INC.
Balance Sheets
(Unaudited)
	As of March 31,
ASSETS	2010	2009
Current Assets
Cash in Banks	$-	$-
Accounts receivable	1,729	1,040
Prepaid expenses	-	375
Total Current Assets	1,729	1,415

Property and Equipment
Furniture and Fixtures	17,070	17,070
Office Equipment	9,873	9,873
Accumulated Depreciation	(24,369)	(20,730)
Total Property and Equipment, Net of Depreciation	2,574	6,213

Other Assets
Investment in Subsidiary	-	-
Loans receivable - related parties	8,625	8,625
Total Other Assets	8,625	8,625

Total Assets	$12,928	$16,253

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	$-	$6,275
Accrued Expenses	771,958	868,777
Total Current Liabilities	771,958	875,052

Long Term Liabilities
Loans & notes payable - Related Parties	316,673	65,704
Total Long Term Liabilities	316,673	65,704

Total Liabilities	1,088,631	940,756

Stockholders' Deficit
Common stock, $.0001 par value, 1,000,000,000 shares authorized,
344,359,508 and 82,359,508 shares issued and outstanding	34,436	8,236
Additional Paid-in Capital	4,620,567	4,466,767
Retained deficit accumulated	(5,730,706)	(5,399,506)

Total Stockholders' Deficit	(1,075,703)	(924,503)

Total Liabilities & Stockholders' Deficit	$12,928	$16,253

The accompanying notes are an integral part of this financial statement.

FUTUREWORLD ENERGY, INC.
Statements of Operations
(Unaudited)
			For the Period July 23, 2002 (inception) to March 31, 2010
	For the Years Ended March 31,
	2010	2009
Operating Revenues
Net Sales	$-	$-	$-

Total Operating Revenue	-	-	-

Operating Expenses
Bad debt expenses	-	112,241	112,241
Consulting Fees	375	625	525,873
Depreciation Expense	3,639	4,690	2,291,396
Licensing Fees	112,748	150,000	587,748
Public relations	-	-	541,401
Salaries and Benefits	187,125	150,025	575,035
Other Administrative Expenses	9,638	11,617	141,720
Total Operating Expenses	313,525	429,198	4,775,414

Loss from Operations	(313,525)	(429,198)	(4,775,414)

Other Income and (Expenses)
Loss from discontinued operations	-	-	(325,271)
Loss from disposal of assets	-	(568,242)	(719,015)
Loss from equity method	-	-	(4,093)
Forgiveness of debt	-	115,884	115,884
Interest income	690	8,781	9,471
Interest expense	(18,365)	(13,884)	(32,268)
Total Other Income and (Expenses)	(17,675)	(457,461)	(955,292)

Net Loss For the Period	(331,200)	(886,659)	$(5,730,706)

Average Number of Shares Outstanding
Basic	61,610,467	14,503,618

Fully Diluted	61,610,467	14,503,618

Net Loss Per Common Share
Basic	$(0.01)	$(0.06)

Fully Diluted	$(0.01)	$(0.06)

The accompanying notes are an integral part of this financial statement.

FUTUREWORLD ENERGY, INC.
Statement of Shareholders' Deficit
For the Period July 23, 2002 (date of inception) through March 31, 2010
(Unaudited)

	Common Stock		Receivable	Paid-in Capital	Deficit
	Shares	Amount	Amount	Amount	Amount	Total

Balance, July 23, 2002	985,000	$99	$-	$2,418,622	$-	$2,418,720
Stock subscribed	-	-	(920)	-	-	(920)
Loss for the period	-	-	-	-	(42,724)	(42,724)
Balance, March 31, 2003	985,000	99	(920)	2,418,622	(42,724)	2,375,076
Loss for the period	-	-	-	-	(109,572)	(109,572)
Balance, March 31, 2004	985,000	99	(920)	2,418,622	(152,296)	2,265,504
Loss for the period	-	-	-	-	(148,666)	(148,666)
Balance, March 31, 2005	985,000	99	(920)	2,418,622	(300,962)	2,116,838
Settlement of subscription	-	-	920	-	-	920
Stock issued in exchange for 100% stock of OptiCon Systems, Inc.	2,000,000	200	-	76,733,800	-	76,734,000
Stock issued in exchange for services	21,250	2	-	383,668	-	383,670
Stock issued in exchange for 100% stock of Diabetes Detection, Inc.	155,000	16	-	893,227	-	893,242
Contributed capital	-	-	-	16,188	-	16,188
Loss for the period	-	-	-	-	(995,476)	(995,476)
Balance, March 31, 2006	3,161,250	316	-	80,445,504	(1,296,438)	79,149,382
Stock issued in exchange for services	60,000	6	-	329,097	-	329,103
Stock issued for cash upon the exercise of an option	100,000	10	-	1,990	-	2,000
Stock issued in satisfaction oflicense fee for use of patent technology	38,236	4	-	149,996	-	150,000
Loss for the period	-	-	-	-	(3,472,662)	(3,472,662)
Balance, March 31, 2007	3,359,486	336	-	80,926,587	(4,769,100)	76,157,823
Stock dividend of Opticon shares paid resulting in spin off of OptiCon Systems, Inc.	-	-	-	(76,514,045)	-	(76,514,045)
Elimination of retained decifit of OptiCon Systems and Diabetes Detection which ceased being subsidiaries	-	-	-	-	788,214	788,214
Discount on convervion feature of convertible notes	-	-	-	40,000	-	40,000
Discount on convervion feature of convertible notes	-	-	-	(40,000)	-	(40,000)
Loss for the period	-	-	-	-	(861,325)	(861,325)
Balance, March 31, 2008	3,359,486	336	-	4,412,542	(4,842,211)	(429,333)
Equity adjustment of investment in subsidiary on stock dividend shares on spin off of OptiCon Systems	-	-	-	(219,955)	219,955	-
Elimination of retained decifit of OptiCon Systems and Diabetes Detection included in prior year profit and loss	-	-	-	-	109,409	109,409
Stock issued in exchange for services	200,000	20	-	980	-	1,000
Shares issued upon conversion of debt	8,000,000	800	-	39,200	-	40,000
Shares issued upon conversion of debt	10,800,000	1,080	-	-	-	1,080
Shares issued upon conversion of convertible debt	60,000,000	6,000	-	234,000	-	240,000
Fractional shares	22	-	-	-	-	-
Loss for the period	-	-	-	-	(886,659)	(886,659)
Balance, March 31, 2009	82,359,508	8,236	-	4,466,767	(5,399,506)	(924,503)
Shares issued in exchange for distribution rights of PowerCon Energy, Inc. products	50,000,000	5,000	-	20,000	-	25,000
Shares issued in exchange for 100% stock in Seatech Energy, Inc.	150,000,000	15,000	-	60,000	-	75,000
Shares issued in exchange for promissory note/interest	50,000,000	5,000	-	20,000	-	25,000
Shares issued in exchange for promissory note	7,000,000	700	-	34,300	-	35,000
Shares issued in exchange for debt	5,000,000	500	-	19,500	-	20,000
Cancellation of shares	(300,000)	-	-	-	-	-
Reissuance the cancelled shares	300,000	-	-	-	-	-
Discount on convervion feature of convertible notes	-	-	-	305,000	-	40,000
Discount on convervion feature of convertible notes	-	-	-	(305,000)	-	(40,000)
Loss for the period	-	-	-	-	(331,200)	(331,200)
Balance, March 31, 2010	344,359,508	$34,436	$-	$4,620,567	$(5,730,706)	$(1,075,703)

The accompanying notes are an integral part of this financial statement.

FUTUREWORLD ENERGY, INC.
Statements of Cash Flows
(Unaudited)

	For the Years Ended March 31,
	2010	2009
Cash Flows From Operating Activities
Net Loss	$(331,200)	$(886,659)
Adjustments to reconcile loss from operations to net cash provided by operating activities:
Depreciation & amortization	3,639	4,690
Adjustment to spin off OptiCon Systems, Inc. as a subsidiary	-	-
Adjustment to discontinued Diabetes Detection, Inc. as a subsidiary	-	-
Bad debt expenses	-	104,499
Issuance of common stock in exchange for licensing fees	100,000
Issuance of common stock in exchange for services	-	1,000
Write off of investment in subsidiary, Diabetes Detection, Inc.	-	568,242
Write off of accrued licensing fees	-	150,000
Foregivenss of debt	-	(112,241)
Changes in working capital components:
Accounts receivable	(689)	(1,040)
Prepaid expenses	375	(375)
Accounts payable	(6,275)	(3,368)
Accrued salaries	193,125	150,025
Other accrued expenses	40,456	23,987
Net Cash Used by Operations	(569)	(1,240)

Cash Flows From Investing Activities	-	-

Cash Flows from Financing Activities
Loans from related parties	569	2,350
Repayment of loans - related parties	-	(1,400)
Net Cash Flows from Financing Activities	569	950

Net Increase (Decrease) in Cash	-	(290)
Cash Balance, Beginning of the Period	-	290

Cash Balance, End of the Period	$-	$-

Supplemental Disclosures on Interest and Income Taxes Paid:
Interest paid for the period	$-	$-
Income taxes paid for the period	$-	$-

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Reduction of Investment in Subsidiary resulting from the termination of Diabetes Detection, Inc. as a subsidiary	$-	$-
Reduction of Investment in Subsidiary resulting from the termination of OptiCon Systems, Inc. as a subsidiary	$-	$-
Payment of stock dividend of OptiCon stock resulting in the spin-off of OptiCon Systems, Inc.	$-	$-
Reduction in loans from related parties resulting from termination of OptiCon Systems, Inc. as a subsidiary	$-	$-
Conversion of debt and accrued interest and accrued salaries into common stock	$60,400	$281,080

The accompanying notes are an integral part of this financial statement.

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

1.   Basis of Presentation, Business and Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying balance sheets as of March 31, 2010 and 2009, and the statements of operations, statements of cash flows, and statement of stockholders’ equity for the years ended March 31, 2010 and 2009 of FutureWorld Energy, Inc., have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted as allowed by such rules and regulations, and the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at March 31, 2010 and 2009 and for all periods presented, have been made.

(b) Nature of the Business, and History of the Company and its Subsidiaries

The nature of the business and the history of the Company and its subsidiaries is as follows:

The Company was organized as Hathaway Corporation on July 23, 2002 as a Nevada corporation.  Since its inception, the Company has been in the development stage.  On May 6, 2008, the Company changed its name to Isys Medical, Inc., and again on April 9, 2009, the Company changed its name to FutureWorld Energy, Inc. (“FutureWorld’ or “the Company”).

Infrax Systems, Inc. (formerly OptiCon Systems, Inc.), organized as a Nevada corporation on October 22, 2004, was in the development stage and in the business of selling and/or licensing a fiber optic management software system under the name OptiCon Network Manager, originally developed, and acquired from Corning Cable System, Inc. through a related company, FutureTech Capital, LLC ("FutureTech").

On July 29, 2005, FutureWorld acquired 100% of the outstanding common stock of Infrax from their shareholders in exchange for common and preferred stock of FutureWorld, at on that date Infrax became a wholly owned subsidiary of FutureWorld.

On August 31, 2007, The Company paid a stock dividend to its stockholders, consisting of 100% of the outstanding common stock of Infrax, at the rate of one share of Infrax stock for every two shares they own of FutureWorld.  As of August 31, 2007, Infrax ceased being a subsidiary of FutureWorld.

Diabetes Detection, Inc. (“DDI”), was organized March 1, 2006, and since its inception was in the development stage, and dedicated to developing the next generation medical device company focused on the practical needs of healthcare practitioners at the point of care.  DDI was developing a suite of medical diagnostic and healthcare information tools that would reside on standard PDA cellular communication devices, beginning with their patented solution for diagnosing and monitoring diabetic neuropathy.

On March 1, 2006, the Company acquired 100% of the outstanding common stock of DDI from thier shareholders in exchange for common stock of FutureWorld, at which time DDI became a wholly owned subsidiary of FutureWorld.

On December 14, 2007, Saed (Sam) Talari, one of Company’s directors and major shareholders, exercised his option under a 5% convertible debenture due December 31, 2008 of DDI, and converted the outstanding amount of the debenture into 7,000,000 shares of the DDI’s common stock.  After the conversion, Mr. Talari owed approximately 90% of DDI’s issued and outstanding common stock, and therefore DDI ceased being a wholly owned subsidiary of FutureWorld.

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

(b) Nature of the Business, and History of the Company and its Subsidiaries (Continued)

Effective June 15, 2009, the Company entered into a Stock Exchange Agreement with SeaTech Energy, Inc., a Nevada corporation and its stockholders, whereby the Company received 1,000,000 common shares of SeaTech, representing 100% of its outstanding shares, in exchange for 150,000,000 shares of common stock. On that dated, Sea Tech became a wholly owned subsidiary of Future World.

(c) Development Stage Enterprise

FutureWorld Energy, a development stage company, has devoted substantially all of its efforts to establishing and raising necessary capital, developing its accounting system, hiring employees, acquiring and developing assets, developing markets, etc. Therefore, the Company has not generated any revenues and is still a development stage corporation.

The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which it is unable to control.  If the Company is unable to implement the Company’s business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow, or achieve or sustain profitability, which would materially adversely affect its business, operations, and financial results, as well as its ability to make payments on its debt obligations.

2.  Summary of Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements include the accounts and operations of FutureWorld Energy, Inc., and its wholly owned subsidiary, SeaTech Energy, Inc. (collectively referred to as the “Company”).  Accordingly, the assets and liabilities, and expenses of this company have been included in the accompanying consolidated financial statements, and intercompany transactions have been eliminated.

(b)Basis of Accounting

The Company maintains its financial records and financial statements on the accrual basis of accounting, in conformity with generally accepted accounting principles in the United States of America. The accrual basis of accounting provides for matching of revenues and expenses in the period they were earned and incurred.

(c) Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or designated for assets acquisitions, and certificates of deposit that have an original maturity of three months or less when purchased, to be cash equivalents. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

(d) Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

•	Cash and Cash Equivalents, Accounts Receivable, Prepaid Expenses, Accounts Payable, and Accrued Expenses :
The carrying amount reported in the balance sheets for these items approximates fair value because of the short maturity of these instruments.
•	Loans and Notes Payable to Related Parties:

The carrying value of loans and notes payable to related parties approximates fair value as each of the notes payable carries an interest rate commensurate with commercial borrowing rates available to the Company.

As of March 31, 2010 and 2009, the fair values of the Company’s financial instruments approximate their historical carrying amount.

(e) Property and Equipment

Property and equipment are recorded at historical cost.  Depreciation is computed on the straight-line method over estimated useful lives of the respective assets, ranging from three to seven years.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation periods or the unamortized balance is warranted.  Based upon the Company's most recent analysis, management believes that no impairment of property and equipment exists at March 31, 2010 and 2009.

(f) Stock Based Compensation

On January 1, 2006, the Company adopted Statements of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”).  In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method. The Company’s financial statements as of and for the years ended March 31, 2010 and 2009 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).  Stock-based compensation expense recognized under SFAS 123(R) for employee and directors for the years ended March 31, 2010 and 2009 was $0 and $1,000 respectively.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model. For stock-based awards issued to employees and directors, stock-based compensation is attributed to expense using the straight-line single option method, which is consistent with how the prior-period pro-forma were provided.   Stock-based compensation expense recognized in the Statements of Operations for the years ended March 31, 2010 and 2009 included compensation expense for share-based payment awards granted prior to, but not yet vested based on the grant date fair value estimated in accordance with the pro-forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

The Company’s determination of fair value of share-based payment awards to employees and directors on the date of grant using the Black-Scholes model, which is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

(g) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(h) Income Taxes

The Company records federal and state income tax liability in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 – Accounting for Income Taxes.  Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.
 Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 provides that a tax benefit from an uncertain tax position may be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN No. 48 and in subsequent periods. This interpretation also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In May 2007, the FASB issued FASB Staff Position FIN 48-1, Definition of a Settlement in FASB Interpretation No. 48 ("FSP FIN 48-1"). FSP FIN 48-1 provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. In determining whether a tax position has been effectively settled, entities must evaluate (i) whether taxing authorities have completed their examination procedures; (ii) whether the entity intends to appeal or litigate any aspect of a tax position included in a completed evaluation; and (iii) whether it is remote that a taxing authority would examine or re-examine any aspect of a taxing position. FSP FIN 48-1 is to be applied upon the initial adoption of FIN 48.

The Company adopted the provisions of FIN No. 48 on January 1, 2007 with no cumulative effect adjustment required. The Company believes that their income tax filing positions and deductions will be sustained upon examination and, accordingly, have not recorded any reserves, or related accruals for interest and penalties, at March 31, 2010 or 2009 for uncertain income tax positions pursuant to FIN No. 48. In accordance with FIN No. 48, the Company adopted a policy under which, if required to be recognized in the future, they will classify interest related to the underpayment of income taxes as a component of interest expense and will classify any related penalties in selling, engineering, general and administrating expenses in the statement of operations.

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

(i) Advertising Costs

Advertising costs are charged to operations as incurred.

(j) Earnings (Loss) Per Share

Basic EPS is calculated by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding during each period.  Diluted EPS is similarly calculated, except that the denominator includes common shares that may be issued subject to existing rights with dilutive potential, except when their inclusion would be anti-dilutive.

Based on an estimated current value of the Company’s stock being equal to or less than the exercise price of the warrants, none of the shares assumed issued upon conversion of the warrants, nor any of the stock assumed issued under the Company's Incentive Stock Plan are included in the computation of fully diluted loss per share, since their inclusion would be anti-dilutive.

(j) Earnings (Loss) Per Share (Continued)

Effective May 19, 2008, the Company’s Board of Directors approved a reverse split of its common stock.  For purposes of computation of loss per share, as well as other references to the Company’s common stock, the number of shares outstanding has been retroactively adjusted to reflect the Company’s 1-for-20 reverse stock split.

Effective January 27, 2010, the Company’s majority shareholder approved an increase in its authorized capital from 200,000,000 to 1,000,000,000 shares of its common stock.

(k) Impact of Recently Issued Accounting Pronouncements

We have reviewed accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We believe that the following impending standards may have an impact on our future filings. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (“Codification”). The Codification is the single source for all authoritative Generally Accepted Accounting Principles (“GAAP”) recognized by the FASB to be applied for financial statements issued for periods ending after September 15, 2009.  The implementation of the Codification did not impact our financial statements or disclosures other than references to authoritative accounting literature are now made in accordance with the Codification.

In May 2009, the FASB issued guidance under ASC 855 “Subsequent Events” which established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance requires the Company to disclose the date through which the Company has evaluated subsequent events and the basis for the date. The guidance was effective for interim periods which ended after June 15, 2009. See Note 1, “Basis of Presentation,” for disclosure of the date to which subsequent events are disclosed.

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

In June 2008, the FASB issued authoritative guidance as required by the “Derivative and Hedging” ASC Topic 815-10-15-74 in Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, The objective is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock and it applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative, for purposes of determining whether that instrument or embedded feature qualifies for the first part of the scope exception. This Issue also applies to any freestanding financial instrument that is potentially settled in an entity’s own stock, regardless of whether the instrument has all the characteristics of a derivative. We currently have warrants that embody terms and conditions that require the reset of their strike prices upon our sale of shares or equity-indexed financial instruments at amounts less than the conversion prices. These features will no longer be treated as “equity” once it becomes effective.  Rather, such instruments will require classification as liabilities and measurement at fair value. Early adoption is precluded. This standard did not have a material impact on the financial statements.

 In March 2008, the FASB issued guidance under ASC 815 “Derivatives and Hedging”. The guidance is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  This standard did not have a material impact on the financial statements.

In December 2007, the FASB issued revised guidance under ASC 805 “Business Combinations”, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. ASC 805 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of ASC 805 did not have a material impact on the Company’s financial position, results of operations or cash flows because the Company has not been involved in any business combinations during the six months ended December 31, 2009.

In December 2007, the FASB issued guidance under ASC 810 “Consolidation”.  This guidance establishes new accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance will change the classification and reporting for minority interest and non-controlling interests of variable interest entities. The guidance requires the minority interest and non-controlling interest of variable interest entities to be carried as a component of stockholders’ equity. Accordingly we will reflect non-controlling interest in our consolidated variable interest entities as a component of stockholders’ equity. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. The Company adopted this guidance beginning July 1, 2009. The Company does not have Variable Interest Entities consolidated in its financial statements.  Disclosure of a non-controlling interest has been made on the Company’s financial statements.

In July 2006, the FASB issued guidance under ASC 740 “Income Taxes”. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements. It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on a tax return. The adoption of this guidance did not have any impact on our financial statements.
Other recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future financial statements.

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

3.  Going Concern

For the year ended March 31, 2010, the Company incurred a net loss of $331,200 and a cumulative net loss since inception of $5,730,706.  As of March 31, 2010, the Company had a negative working capital of $770,229 and $-0- in cash with which to satisfy any future cash requirements.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The Company depends upon capital derived from future financing activities such as loans from its officers and directors, subsequent offerings of its common stock or debt financing in order to operate and grow the business either directly or through its subsidiary.  There can be no assurance that the Company will be successful in raising such capital.  The key factors that are not in the Company's control and that may have a direct bearing on operating results.  These factors include, but are not limited to, acceptance of the Company’s business plan, the ability to raise capital in the future, the ability to expand its customer base, and the ability to hire key employees to grow the business.  There may be other risks and circumstances that management may be unable to predict.

4.  Property and Equipment

Property and equipment as of March 31, 2010 and 2009 consists of the following:

	2010	2009

Computer equipment	$9,873	$9,873
Furniture and fixtures	17,070	17,070
	26,943	26,943
Accumulated depreciation	24,369	20,730
Net	$2,574	$6,213

5.     Acquisition of Sea Tech Energy, Inc.

Effective June 15, 2009, the Company entered into a Stock Exchange Agreement with SeaTech Energy, Inc. and its stockholders, whereby the Company received 1,000,000 common shares of SeaTech, representing 100% of its outstanding shares, in exchange for 150,000,000 shares of its common stock. On that date, Sea Tech became a wholly owned subsidiary of FutureWorld.  The Board of Directors approved the value of the distribution rights based on the market value of the shares issued.

6.   Stock Issuances

 Effective December 31, 2009, the Company consummated an agreement with PowerCon Energy, Inc. to exchange certain distribution rights to PowerCon’s products for 50,000,000 shares of its common stock.   The Board of Directors approved the value of the distribution rights based on the market value of the shares issued.

On January 27, 2010, the Company agreed to issue Mr. Sam Talari, the Company’s Acting Chief Executive Officer, 50,000,000 shares of the Company’s common stock in exchange for the cancellation of $25,000 of principal and accrued interest owed to FutureTech Capital, a company owned 100% by Mr. Talari.

On March 22, 2010, the Company agreed to issue Mr. Cristino L. Perez, the Company’s Chief Financial Officer, 5,000,000 shares of the Company’s common stock in exchange for the cancellation of $20,000 of accrued salaries owed to Mr. Perez.

On March 24, 2010, the Company agreed to issue Mr. Venancio Pardo, an unrelated person, 7,000,000 shares of the Company’s common stock in exchange for the cancellation of a $35,000 convertible promissory note owed to Mr. Pardo by the Company.  Mr. Talari had assigned the note to Mr. Venancio Pardo for business unrelated to the Company.

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

7.     Related Parties Transactions

Opticon Systems, Inc.

During the year ending March 31, 2008, the Company made cash advances to Infrax Systems, Inc (formerly OptiCon Systems, Inc.), a former wholly owned subsidiary, and paid expenses on its behalf amounting to $8,625.  On April 1, 2008, the outstanding amount was converted to a promissory note, with interest at the rate of 8% per annum, due December 31, 2010.  At March 31, 2010 and 2009, the outstanding amount due from OptiCon Systems is $8,625 and $8,625respectively, and the accrued interest thereon at March 31, 2010 and 2009 was $1,730 and $1,040 respectively.

Diabetes Detection, Inc.

Effective December 14, 2007, Diabetes Detection, Inc. ceased to be a wholly owned subsidiary of the Company, therefore, the Company’s investment in Diabetes Detection, Inc. was recorded on the equity method.

During the year ended March 31, 2008, the Company made cash advances to Diabetes Detection, Inc., a former wholly owned subsidiary, and paid certain expenses on its behalf amounting to $104,499. On April 1, 2008, the outstanding amount was converted to a promissory note, with interest at the rate of 8% per annum, due December 31, 2010.  In October 2008, Dr. Ajay Gupta and Applied Medical Technology, the grantors of a license granting DDI rights to develop and market their only product, canceled the license agreement, at which time due to lack of capital resources or other means to continue as a going concern, DDI became insolvent.  On October 31, 2008, management decided to write off the outstanding balance of the note of $104,499 and accrued interest thereon of $7,742.

Diabetes Detection, Inc.

Additionally, due to Diabetes Detection’s insolvency, the Company’s investment in this subsidiary became worthless, and therefore, management decided to write off the remaining investment in subsidiary of $568,242, and related accrued licensing fees to Diabetes Detection of $325,000.

8.  Accrued Expenses

Accrued expenses at March 31, 2010 and 2009 were as follows:
	2010	2009
Accrued salaries	$698,399	$830,275
Payroll tax liabilities	37,073	24,619
Accrued interest	26,848	13,883
Accrued penalties	9,638	-
	$771,958	$868,777

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

9.   Related Parties Disclosures

(a) Loan from Saed (Sam) Talari

Since January 17, 2006, Mr. Talari, one of the Company’s Acting CEO and director has made unsecured loans to the Company for operations, not evidenced by promissory notes, in the aggregate amount of $287,201 though March 31, 2008.  On July 1, 2007, the Company agreed to convert $40,000 of the unsecured loan into two, $20,000 convertible promissory notes with interest at the rate of 5% per annum, due June 30, 2008 and June 30, 2009 respectively.  The notes are convertible, at the option of the holder, into common stock at 50% discount to the lowest bid price of the stock during the year prior to the conversion.  The Company recorded a discount due to the conversion feature of the notes in the amount of $40,000, and a corresponding amortization of the discount in the same amount.  On September 7, 2007, Mr. Talari assigned the two notes to Rene Morissette, an unrelated individual.  On February 17, 2008, the Company allowed Mr. Morissette to convert the two $20,000 notes into 8,000,000 shares of the Company’s common stock.

On April 1, 2008, the Company agreed to allow Mr. Talari to convert the remaining amounts due to him by the Company of $247,201, into a $500,000 Master Convertible Promissory Note, with interest at the rate of 5% per annum, based on amounts advanced from time to time, payable annually.  The Mr. Talari agreed to continue making advances to the Company on an interim basis under a Master Convertible Promissory Note to a maximum of $500,000.

On August 12, 2008, the Company allowed Mr. Talari to converted $1,080 of the principal amount of the Master Promissory Note into 10,800,000 shares of the Company’s common stock. On March 11, 2009, the Company allowed Talari to converted $240,000 of the principal amount of the Master Promissory Note into 60,000,000 shares of the Company’s common stock.  On January 23, 2010, the Company allowed Mr. Talari to convert $19,599 in principal amount and $5401 in accrued interest on the convertible note due to FutureTech Capital in exchange for 50,000,000 shares of the Company’s common stock.  The shares were issued to Mr. Talari as principal of FutureTech Capital.

Mr. Talari has the option to convert any part of the principal and/or interest outstanding under its respective Master Convertible Promissory Note, as amended, into the Company’s common stock at the lower of $.0005 or a 30% discount of the last five (5) days’ average bid price.

At March 31, 2010 and 2009, the remaining amount due to Mr. Talari on the Master Promissory Note is $6,151 and $6,151 respectively, and the accrued interest thereon at March 31, 2010 and 2009 is $11,221 and $10,914 respectively.

(b) Loan from FutureTech Capital, LLC

Since January 20, 2006, FutureTech Capital, LLC, a company partially owned by Mr. Talari has made unsecured loans to the Company, not evidenced by promissory notes, in the aggregate amount of $59,553.    On April 1, 2008, the Company agreed to allow FutureTech to convert the amounts due to them by the Company into a $100,000 Master Convertible Promissory Note, with interest at the rate of 5% per annum, based on amounts advanced from time to time, payable annually.  FutureTech agreed to continue making advances to the Company on an interim basis under a Master Convertible Promissory Note to a maximum of $100,000.  The remaining amount due to FutureTech on the Master Promissory Note at March 31, 2010 and 2009 is $59,553 and $59,553 respectively, and the accrued interest on the note at March 31, 2010 and 2009 is $5,947 and $2,969 respectively.

FutureTech Capital, LLC has the option to convert any part of the principal and/or interest outstanding under its respective Master Convertible Promissory Note, as amended, into the Company’s common stock at the lower of $.0005 per shares or at a 30% discount of the last five (5) days’ average bid price.

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

(c) Employment Agreements

Sam Talari

On March 14, 2003, the Company entered into a three-year Employment Agreement with Mr. Talari, the Company’s Acting Chief Executive Officer, and one of the Company's directors. The Agreement is automatically extended for additional one-year periods without further action from the Company or the executive, unless notice of termination is given by either party within 90 days of the end of any periods. The Agreement provides for (a) a base salary of $8,500 per month, with a 5% increase per annum (currently $11,094 per month), and (b) all group insurance plans and other benefit plans and programs made available to the Company’s management employees.

Cristino L. Perez

On January 1, 2007, the Company entered into a two-year Employment Agreement with Cristino L. Perez, the Company's Chief Financial Officer and director of the Company. The Agreement is automatically extended for additional one-year period without further action from the Company or the executive, unless notice of termination is given by either party within 90 days of the end of any periods. The Agreement provides for (a) a base salary of $5,000 per month, (b) 100,000 shares of the Company’s common stock, and (c) all group insurance plans and other benefit plans and programs made available to the Company’s management employees.

On January 1, 2010, the Company entered into a new two-year Employment Agreement with Mr. Perez, automatically extended for additional one-year periods without further action from the Company or the executive, unless notice of termination is given by either party within 90 days of the end of any periods. The Agreement provides for (a) a base salary of $5,000 per month, (b) 500,000 shares of the Company’s common stock, and (c) all group insurance plans and other benefit plans and programs made available to the Company’s management employees.

(b) Office Space

During the Company's initial stage, it has limited need for use of office space or equipment.  The Company operates out of office space provided by the principals at no cost to the Company in Pinellas Park, Florida.

10.   Change in Management

On March 9, 2009, Mr. Paul D. Lisenby resigned his position as Chief Executive Officer, but remained director of the Company, Saed (Sam) Talari was elected Acting Chief Executive Officer and director the Company and Mr. Cristino L. Perez, the Company’s Chief Financial Officer, was elected director of the Company.

11.  Income Taxes

Income tax benefit resulting from applying statutory rates in jurisdictions in which the Company is taxed (Federal and State of Florida) differs from the income tax provision (benefit) in our financial statements.  The following table reflects the reconciliation for the years ended March 31, 2010 and 2009:

	2010	2009

Federal at federal statutory rate	(34.00)%	(34.00)%
State, net of federal deduction	(3.30)%	(3.30)%
Change in valuation allowance	37.3%	37.3%
Effective tax rate	0.00%	0.00%

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

There is no current or deferred income tax expense or benefit allocated to continuing operations for the year ended March 31, 2010, or for the period July 23, 2002 (date of inception) through March 31, 2010.

The income tax provision differs from the amount of tax determined by applying the federal statutory rate as follows:

Net deferred tax assets and liabilities were comprised of the following:

	Year Ended March 31, 2010	Year Ended March 31, 2009	Period July 23, 2002 (inception) through March 31, 2009
Deferred tax asset (liability), current:
Prepaid expenses	$0	$364	$39,957
Accounts payable	0	131	131
Accrued salaries	0	2,196	44,855
Other accrued expenses	270,185	304,072	678,675
Valuation allowance	(270,185)	(306,763)	(963,618)
	$0	$0	$0
Deferred tax asset (liability), non-current
Net operating loss	$(154,870)	$3,567	$1,156,800
Valuation allowance	154,870	(3,567)	(1,156,80)
	$0	$0	$0

The Company has not recognized an income tax benefit for its operating losses generated through March 31, 2010 based on uncertainties concerning the Company’s ability to generate taxable income in future periods. The tax benefit is offset by a valuation allowance established against deferred tax assets arising from operating losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

For income tax purposes the Company has available a net operating loss carry-forward of $ 1,136,147 from inception to March 31, 2010, which will expire, unless used to offset future federal taxable income through 2025.

12.   Stock Options and Warrants

 Incentive Stock Option Plan

On March 23, 2002, the Company adopted an Incentive Stock Option Plan (“Option Plan”) for the benefit of its key employees, including officers and employee directors, consultants and affiliates. The Option Plan is intended to provide those persons who have substantial responsibility for the management and growth of the Company with additional incentives and an opportunity to obtain or increase their proprietary interest in the Company, encouraging them to continue in employment.    The Company authorized 4,000,000 shares to be set aside under the Option Plan.

The Company issued a total of 162,500 stock options to employees.  On January 1, 2007, Mr. Talari, the Company’s Acting CEO exercised an option for 100,000 shares, the remaining options expired March 23, 2010.  On May 6, 2008 the Board of Directors authorized additional shares under the Option Plan bringing the total authorized to 4,000,000 shares.

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

Warrants

In connection with a Stock Exchange Agreement among the Company, Diabetes Detection, Inc., Knowledge Market, Inc. on March 6, 2006, the Company issued Knowledge Market a warrant for the purchase of 275,000 shares at an exercise price of $10.00.  All of the Warrants granted were non-qualified fixed price warrants, and expired March 5, 2010.

The following table summarizes the activity related to the incentive stock options and stock purchase warrants for the period from July 23, 2002 (inception) to March 31, 2010:
Weighted Average
	Shares		Exercise Price		Exercise Price
		Stock	per Share		per Share
	Warrants	Options	Warrants	Options	Warrants	Options
Outstanding at July 23, 2002	–	–	$–	$–	$–	$ –
Granted	–	–	–	–	–	–
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2003	–	–	–	–	–	–
Granted	–	162,500	–	02-4.00	–	94
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2004	–	162,500	–	02-4.00	–	94
Granted	275,000	–	10.00	–	10.00	–
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2005	275,000	162,500	10.00	.02-4.00	10.00	.94
Granted	–	–	–	–	–	–
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2006	275,000	162,500	10.00	2.00-4.00	10.00	94
Granted	–	–	-	–	-	–
Exercised	–	(100,000)	–	.02	–	.02
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2007	275,000	62,500	10.00	2.00-4.00	10.00	2.40
Granted	–	–	–	–	–	–
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2008	275,000	62,500	10.00	2.00-4.00	10.00	2.40
Granted	–	–	–	–	–	–
Exercised	–	–	–	–	–	–
Canceled or expired	–	–	–	–	–	–
Outstanding at March 31, 2009	275,000	62,500	10.00	2.00-4.00	10.00	2.40
Granted	–	–	–	–	–	–
Exercised	–	–	–	–	–	–
Canceled or expired	(275,000)	(62,500)	(10.00)	(2.00-4.00)	(10.00)	(2.40)
Outstanding at March 31, 2010	–	–	–	–	–	–
Exercisable at March 31, 2010	–	–	$–	$–	$ -	$ –

FUTUREWORLD ENERGY, INC.
(A Development Stage Enterprise)
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2010 and 2009
(Unaudited)

13.  Subsequent Events

(b) Note Assignment and Stock Conversion

On April 6, 2010, Mr. Sam Talari assigned a $50,000 convertible promissory note owed to him by the Company to Venancio Pardo, an unrelated individual.  On the same date, the Company agreed to convert the promissory note assigned to Venancio Pardo into 10,000,000 shares of the Company’s common stock at a conversion price of $.005 per share.

On April 7, 2010, Mr. Sam Talari assigned a $70,000 convertible promissory note owed to him by the Company to Eventus Capital, Inc, an unrelated company.  The note is convertible into common stock at $.005 per share.